CCN: 0000017106-01

FIRST AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of ______, (the Effective Date) to the Investment Subadvisory Agreement made as of the 11th day of July 2012 between USAA ASSET MANAGEMENT COMPANY a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (AMCO) and GRANAHAN INVESTMENT MANAGEMENT, INC., a corporation organized under the laws of the state of Massachusetts and having its principle place of business in Waltham, Massachusetts (Granahan).

AMCO and Granahan agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE B. Schedule B of the Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.· MISCELLANEOUS. This Amendment may be executed in any number of counterpmis, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this An1endment may not be amended or otherwise modified except in writing signed by all the parties hereto.

3.EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as amended by this Amendment. The parties agree that the Exhibits to the Agreement, as amended by this Amendment, form a part ofthe Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the parties hereto.

USAA ASSET MANAGEMENT COMPANY GRANAHAN ASSET MANAGEMENT, INC.

By:_______________ By: _____________

Name: _______________ Name: ____________

Title: _______________ Title: _____________

Date: _______________ Date: _____________

Confidential - USAA Information

CCN: 0000017106-0 I
SCHEDULEB
FEES

Fund	Account Rate per annum of the average
dailv net assets of the Fund Account

Small Ca12 Core Growth Mandate

Small Cap Stock FundFirst $250 Million - 55 basis points Next $250 Million - 52 basis points Above $500 Million - 45 basis points

Confidential - USAA Information